Exhibit 99.1

River Valley Bancorp
Announces Earnings for
the Quarter Ended June 30, 2006

For Immediate Release
Tuesday, July 18, 2006

Madison, Indiana - July 18, 2006- River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the second quarter ended June 30, 2006. Net income for the quarter was $503,274, or $0.31 per basic share. Earnings for the quarter ended June 30, 2005 was $629,978, or $0.40 per basic share. The decrease in earnings for like periods is primarily attributed to continued pressure on margins, slightly higher provision for loan losses, and moderately higher operating expenses.

Return on average assets for the quarter ended June 30, 2006 was 0.61% and the return on average equity was 8.69% for the quarter. For the second quarter of 2005, those corresponding returns were 0.83% and 11.06% respectively.

Net income for the six month period ended June 30, 2006 was $906,089, or $0.57 per basic share. Earnings for the second quarter 2006 increased by $100,459, or nearly a 25% improvement, over the first quarter 2006 earnings. Earnings for the six month period ended June 30, 2005 was $1,145,229, or $0.73 per basic share. The return on average assets for the six months ended June 30, 2006 was 0.55%, and the return on average equity was 7.82%. For the like period in 2005, return on average assets was 0.75%, and 10.05% for average return on equity.

Assets totaled $327.8 million as of June 30, 2006, an increase of approximately $21.9 million, from the $305.9 million reported as of June 30, 2005 and a mere $900,00 decrease from the $328.7 million reported as of December 31, 2005. Net loans, including loans held for sale, were $233.0 million as of June 30, 2006, nearly identical to the balances reported as of June 30, 2005, but a $3.3 million increase from balances reported as of December 31, 2005. As of June 30, 2006, deposits totaled $219.5 million,, an increase of $12.8 million from deposit balances reported as of December 31, 2005.. Correspondingly, FHLB advances and other borrowings as of June 30, 2006 were $83.2 million, a decrease of $13.6 million from the $96.8 million balance reported as of December 31, 2005.

Stockholders’ equity as of June 30, 2006 was $23.1 million, or 7.05 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $14.39 as of June 30, 2006.

“We continue to work through the anomaly in the current yield curve, and are doing well in spite of the national interest rate environment. On the lending side of our balance sheet, we are committed to a predominately adjustable rate loan portfolio, but a flat yield curve provides the customer with optionality on rate and term”, stated Matthew P. Forrester, president of River Valley Bancorp. “Conversely, short term deposit rates keeping moving higher, putting more and more pressure on operating margins. Our earnings, while not where we would like, are improving; our delinquency rate is near record lows; and we have announced a new wealth management division that fills a missing link in our birth to death financial services commitment. Those facts, coupled with responsible growth, will prove to be the ingredients to a successful recipe.”

The last reported trade of “RIVR” stock on this date was at $18.58.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2006	6-30-2006	6-30-2005

Assets		$327,826	$305,926
Net Loans, 1		233,019	233,029
ALL		2,402	2,314
Deposits		219,477	169,581
Shareholder Equity		23,146	22,988
Total Interest Income	$4,750	9,194	7,787
Total Non Interest Income	626	1,198	1,235
Interest Expense	2,724	5,222	3,720
Non Interest Expense	1,842	3,692	,390
Provision Loan Losses	84	168	144
Taxes	223	404	623
Net Income	503	906	1,145

ROAA	0.61%	0.55%	0.75%
ROAE	8.69%	7.82%	10.05%
Basic Earnings per Share	$0.31	$0.57	$0.73
Diluted Earnings per Share	0.31	0.55	0.70
______________________
1	Including Loans Held for Sale

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949